EXHIBIT 99.1

Investor Relations:	Media Relations:
Kathleen Bela	Melanie Branon
Juniper Networks, Inc.	Juniper Networks, Inc.
(408) 936-7804	(408) 936-2632
kbela@juniper.net	mbranon@juniper.net

JUNIPER NETWORKS REPORTS PRELIMINARY FIRST QUARTER
2010 FINANCIAL RESULTS

•	Revenue: $912.6 million, up 19% year-over-year

•	Operating Margin: 17.6% GAAP; 23.2% non-GAAP

•	GAAP Net Income Per Share: $0.30 diluted (reflects a non-recurring income tax benefit of $54.1 million, or $0.10 per diluted share)

•	Non-GAAP Net Income Per Share: $0.27 diluted, up 59% year-over-year

SUNNYVALE, Calif., April 20, 2010 – Juniper Networks, Inc. (NYSE: JNPR) today reported preliminary financial results for the three months ended March 31, 2010.

Net revenues for the first quarter of 2010 increased 19% on a year-over-year basis to $912.6 million. The Company posted GAAP net income of $163.1 million, or $0.30 per diluted share, and non-GAAP net income of $146.4 million, or $0.27 per diluted share for the first quarter of 2010. GAAP net income includes a non-recurring income tax benefit of $54.1 million, or $0.10 per diluted share, related to a change in the tax treatment of stock-based compensation in research and development cost sharing arrangements for certain U.S. multinational companies due to a federal appellate court ruling in the first quarter of 2010. Non-GAAP net income per share increased 59% compared to the first quarter of 2009. The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Net Revenues by Market table below.

In October 2009, the Financial Accounting Standards Board issued new accounting guidance related to revenue recognition.  Juniper Networks adopted this accounting guidance early on a prospective basis for transactions originating or materially modified after December 31, 2009.  As a result, net revenues for the first quarter of 2010 were approximately $25 million higher than the net revenues that would have been recorded under the previous accounting rules.  The increase was attributable to transactions that were booked and shipped in the first quarter.

“Juniper executed very well in the first quarter and has set a solid foundation for growth in 2010,” stated Kevin Johnson, Juniper’s Chief Executive Officer. “We are building momentum by investing in and delivering innovative solutions in key areas like mobility and video that transform the economics and experiences of networking for our customers. Juniper is also executing well operationally as we evolve and scale our operation in support of our growth agenda.”

Juniper’s operating margin for the first quarter of 2010 increased to 17.6% on a GAAP basis from 10.6% in the same quarter a year ago. Non-GAAP operating margin for the first quarter of 2010 increased to 23.2% from 16.4% in the same quarter a year ago.

For the first quarter of 2010, Juniper generated cash from operations of approximately $257.9 million before litigation settlement payments of $169.3 million, which were incurred as charges against the Company’s fourth quarter of 2009 results.  As a result of the litigation settlement payments, net cash from operations for the first quarter of 2010 was $88.5 million. Net cash from operations for the same quarter in 2009 was $163.9 million.

Capital expenditures as well as depreciation and amortization expense during the first quarter of 2010 were $37.8 million and $35.3 million, respectively.

“I’m pleased with our first quarter financial results, which reflect good year-over-year growth in both revenue and earnings per share,” stated Robyn Denholm, Juniper’s Chief Financial Officer. “During the quarter, we delivered strong operating margins and cash flow from ongoing operations. We remain focused on operational excellence and believe we are well positioned as market conditions strengthen.”

Juniper Networks will host a conference call web cast today, April 20, 2010 at 1:45 p.m. (Pacific Time), to be broadcast live over the Internet at: http://www.juniper.net/company/investor/conferencecall.html.

To participate via telephone, in the U.S. the toll free dial-in number is 877-407-8033; outside of the U.S. dial 201-689-8033. Please call ten minutes prior to the scheduled conference call time. The webcast replay of the conference call will be archived on the Juniper Networks website until June 15, 2010.

About Juniper Networks
From devices to data centers, from consumers to the cloud, Juniper Networks delivers innovative software, silicon and systems that transform the experience and economics of networking. The company serves more than 30,000 customers and partners worldwide, and generated more than $3 billion in revenue over the last year. Additional information can be found at www.juniper.net.

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Statements in this release concerning Juniper Networks’ business outlook, economic and market outlook, future financial and operating results, and overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation; and other factors listed in Juniper Networks’ most recent report on Form 10-K filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the discussion below.

Juniper Networks, Inc.
Preliminary Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,

	2010(1)	2009(2)

Net revenues:
Product	$721,201	$587,863
Service	191,417	176,320

Total net revenues	912,618	764,183
Cost of revenues:
Product	222,381	193,061
Service	78,216	68,830

Total cost of revenues	300,597	261,891

Gross margin	612,021	502,292
Operating expenses:
Research and development	206,994	185,400
Sales and marketing	192,375	187,864
General and administrative	43,138	39,211
Amortization of purchased intangible assets	1,137	4,390
Restructuring charges	8,105	4,229

Total operating expenses	451,749	421,094

Operating income	160,272	81,198
Interest and other income, net	1,459	1,950
Loss on equity investments	—	(1,686)

Income before income taxes and noncontrolling interest	161,731	81,462
Income tax (benefit) provision	(2,879)	85,922

Consolidated net income (loss)	$164,610	$(4,460)
Less: Net income attributable to noncontrolling interest	(1,495)	—

Net income (loss) attributable to Juniper Networks	$163,115	$(4,460)

Net income (loss) per share attributable to Juniper Networks common stockholders:
Basic	$0.31	$(0.01)

Diluted	$0.30	$(0.01)

Shares used in computing net income (loss) per share:
Basic	521,141	524,429

Diluted	536,718	524,429

(1) In October 2009, the Financial Accounting Standards Board issued new accounting guidance related to revenue recognition. Juniper Networks adopted this accounting guidance early on a prospective basis for transactions originating or materially modified after December 31, 2009. As a result, net revenues for the first quarter of 2010 were approximately $25 million higher than the net revenues that would have been recorded under the previous accounting rules. The increase was attributable to transactions that were booked and shipped in the first quarter.

(2) During 2010, the Company reclassified certain selling and marketing costs that were previously reported as cost of service revenues as sales and marketing expense. Accordingly, such costs reported in prior periods have been reclassified to conform to the current period’s presentation. The reclassification did not impact the Company’s previously reported net revenues, segment results, operating margin, net income, or earnings per share.

Juniper Networks, Inc.
Stock-Based Compensation by Category
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009(1)
Cost of revenues – Product	$1,105	$1,059
Cost of revenues – Service	3,494	2,460
Research and development	16,986	14,680
Sales and marketing	11,728	10,199
General and administrative	7,248	5,164

Total	$40,561	$33,562

Juniper Networks, Inc.
Stock-Based Compensation Related Payroll Tax by Category
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009(1)
Cost of revenues – Product	$71	$2
Cost of revenues – Service	165	12
Research and development	755	31
Sales and marketing	432	202
General and administrative	97	12

Total	$1,520	$259

(1) During 2010, the Company reclassified certain selling and marketing costs that were previously reported as cost of service revenues as sales and marketing expense. Accordingly, such costs reported in prior periods have been reclassified to conform to the current period’s presentation. The reclassification did not impact the Company’s previously reported net revenues, segment results, operating margin, net income, or earnings per share.

Juniper Networks, Inc.
Net Revenues by Reportable Segment
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Infrastructure – Product	$556,127	$454,356
Infrastructure – Service	122,569	112,788

Total Infrastructure	$678,696	$567,144

Service Layer Technologies — Product	$165,074	$133,507
Service Layer Technologies — Service	68,848	63,532

Total Service Layer Technologies	$233,922	$197,039

Total	$912,618	$764,183

Juniper Networks, Inc.
Net Revenues by Geographic Region
(in thousands)
(unaudited)

Three Months Ended
March 31,
	2010	2009
Americas	$488,468	$359,690
Europe, Middle East, and Africa	264,057	223,181
Asia Pacific	160,093	181,312

Total	$912,618	$764,183

Juniper Networks, Inc.
Net Revenues by Market
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Service Provider	$607,618	$520,531
Enterprise	305,000	243,652

Total	$912,618	$764,183

Juniper Networks, Inc.
Reconciliation between GAAP and non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

		Three Months Ended
		March 31,
		2010	2009(1)
GAAP Cost of revenues – Product		$222,381	$193,061
Stock-based compensation expense	C	(1,105)	(1,059)
Stock-based compensation related payroll tax	C	(71)	(2)
Amortization of purchased intangible assets	A	(25)	(1,369)

Non-GAAP Cost of revenues – Product		221,180	190,631

GAAP Cost of revenues – Service		78,216	68,830
Stock-based compensation expense	C	(3,494)	(2,460)
Stock-based compensation related payroll tax	C	(165)	(12)

Non-GAAP Cost of revenues – Service		74,557	66,358

GAAP Gross margin – Product		498,820	394,802
Stock-based compensation expense	C	1,105	1,059
Stock-based compensation related payroll tax	C	71	2
Amortization of purchased intangible assets	A	25	1,369

Non-GAAP Gross margin — Product		500,021	397,232

GAAP Product gross margin as a % of product revenue		69.2%	67.2%
Stock-based compensation expense as a % of product revenue	C	0.1%	0.2%
Stock-based compensation related payroll tax as a % of product revenue	C	—	—
Amortization of purchased intangible assets as a % of product revenue	A	—	0.2%

Non-GAAP Product gross margin as a % of product revenue		69.3%	67.6%

GAAP Gross margin – Service		113,201	107,490
Stock-based compensation expense	C	3,494	2,460
Stock-based compensation related payroll tax	C	165	12

Non-GAAP Gross margin — Service		116,860	109,962

(1) During 2010, the Company reclassified certain selling and marketing costs that were previously reported as cost of service revenues as sales and marketing expense. Accordingly, such costs reported in prior periods have been reclassified to conform to the current period’s presentation. The reclassification did not impact the Company’s previously reported net revenues, segment results, operating margin, net income, or earnings per share.

Juniper Networks, Inc.
Reconciliation between GAAP and non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

		Three Months Ended
		March 31,
		2010	2009(1)
GAAP Service gross margin as a % of service revenue		59.1%	61.0%
Stock-based compensation expense as a % of service revenue	C	1.8%	1.4%
Stock-based compensation related payroll tax as a % of service revenue	C	0.1%	—
Non-GAAP Service gross margin as a % of service revenue		61.0%	62.4%

GAAP Gross margin		$612,021	$502,292
Stock-based compensation expense	C	4,599	3,519
Stock-based compensation related payroll tax	C	236	14
Amortization of purchased intangible assets	A	25	1,369

Non-GAAP Gross margin		616,881	507,194

GAAP Gross margin as a % of revenue		67.1%	65.7%
Stock-based compensation expense as a % of revenue	C	0.5%	0.5%
Stock-based compensation related payroll tax as a % of revenue	C	—	—
Amortization of purchased intangible assets as a % of revenue	A	—	0.2%

Non-GAAP Gross margin as a % of revenue		67.6%	66.4%

GAAP Research and development expense		206,994	185,400
Stock-based compensation expense	C	(16,986)	(14,680)
Stock-based compensation related payroll tax	C	(755)	(31)

Non-GAAP Research and development expense		189,253	170,689

GAAP Sales and marketing expense		192,375	187,864
Stock-based compensation expense	C	(11,728)	(10,199)
Stock-based compensation related payroll tax	C	(432)	(202)
Non-GAAP Sales and marketing expense		180,215	177,463

GAAP General and administrative expense		43,138	39,211
Stock-based compensation expense	C	(7,248)	(5,164)
Stock-based compensation related payroll tax	C	(97)	(12)

Non-GAAP General and administrative expense		35,793	34,035

GAAP Operating expense		451,749	421,094
Stock-based compensation expense	C	(35,962)	(30,043)
Stock-based compensation related payroll tax	C	(1,284)	(245)
Amortization of purchased intangible assets	A	(1,137)	(4,390)
Restructuring charges	B	(8,105)	(4,229)

Non-GAAP Operating expense		$405,261	$382,187

(1) During 2010, the Company reclassified certain selling and marketing costs that were previously reported as cost of service revenues as sales and marketing expense. Accordingly, such costs reported in prior periods have been reclassified to conform to the current period’s presentation. The reclassification did not impact the Company’s previously reported net revenues, segment results, operating margin, net income, or earnings per share.

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

		Three Months Ended
		March 31,
		2010	2009
GAAP Operating income		$160,272	$81,198
Stock-based compensation expense	C	40,561	33,562
Stock-based compensation related payroll tax	C	1,520	259
Amortization of purchased intangible assets	A	1,162	5,759
Restructuring charges	B	8,105	4,229

Non-GAAP Operating income		211,620	125,007

GAAP Operating margin		17.6%	10.6%
Stock-based compensation expense as a % of revenue	C	4.4%	4.4%
Stock-based compensation related payroll tax as a % of revenue	C	0.2%	—
Amortization of purchased intangible assets as a % of revenue	A	0.1%	0.8%
Restructuring charges as a % of revenue	B	0.9%	0.6%

Non-GAAP Operating margin		23.2%	16.4%

GAAP Other income and expense, net		1,459	264
Loss on equity investments	B	—	1,686

Non-GAAP Other income and expense, net		1,459	1,950

GAAP income tax (benefit) provision		(2,879)	85,922
Non-recurring income tax benefit	B	54,069	—
Valuation allowance on deferred tax assets	B	—	(61,755)
Income tax effect of non-GAAP exclusions	B	13,977	11,216

Non-GAAP Provision for income tax		65,167	35,383

Non-GAAP Income tax rate		30.6%	27.9%

Non-GAAP Income before income taxes and noncontrolling interest*		$213,079	$126,957

• Consists of non-GAAP operating income plus non-GAAP net other income and expense.

Juniper Networks, Inc.
Reconciliation between GAAP and non-GAAP Financial Measures
(in thousands, except per share amounts and percentages)
(unaudited)

		Three Months Ended
		March 31,
		2010	2009
GAAP Net income (loss) attributable to Juniper Networks		$163,115	$(4,460)
Stock-based compensation expense	C	40,561	33,562
Stock-based compensation related payroll tax	C	1,520	259
Amortization of purchased intangible assets	A	1,162	5,759
Restructuring charges	B	8,105	4,229
Loss on equity investments	B	—	1,686
Non-recurring income tax benefit	B	(54,069)	—
Valuation allowance on deferred tax assets	B	—	61,755
Income tax effect of non-GAAP exclusions	B	(13,977)	(11,216)

Non-GAAP Net income		$146,417	$91,574

Non-GAAP Net income per share:
Basic	D	$0.28	$0.17

Diluted	D	$0.27	$0.17

Shares used in computing non-GAAP net income per share:
Basic	D	521,141	524,429

Diluted	D	536,718	530,705

GAAP Net income (loss) attributable to Juniper Networks as a % of revenue		17.9%	(0.6)%
Stock-based compensation expense as a % of revenue	C	4.4%	4.4%
Stock-based compensation related payroll tax as a % of revenue	C	0.2%	—
Amortization of purchased intangible assets as a % of revenue	A	0.1%	0.8%
Restructuring charges as a % of revenue	B	0.9%	0.6%
Loss on equity investments	B	—	0.2%
Non-recurring income tax benefit as a % of revenue	B	(5.9)%	—
Valuation allowance on deferred tax assets as a % of revenue	B	—	8.1%
Income tax effect of non-GAAP exclusions as a % of revenue	B	(1.6)%	(1.5)%

Non-GAAP Net income as a % of revenue		16.0%	12.0%

Discussion of Non-GAAP Financial Measures

The table above includes the following non-GAAP financial measures from our Preliminary Condensed Consolidated Statements of Operations: cost of product revenue; cost of service revenue; product gross margin, product gross margin as a percentage of product revenue; service gross margin; service gross margin as a percentage of service revenue; gross margin; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating income; operating margin; net other income and expense; income before income taxes and noncontrolling interest; provision for income taxes; income tax rate; net income; net income per share and net income as a percentage of revenue. These measures are not presented in accordance with, nor are they a substitute for; U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operations we mean the ongoing revenue and expenses of the business excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the tables above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition-Related Expenses, Other Items, and Stock-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below.

Note A: Acquisition-Related Expenses. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions; (ii) compensation related to acquisitions; and (iii) acquisition-related charges. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. For example, we have incurred deferred compensation charges related to assumed options and transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

Note B: Other Items. We exclude certain other items that are the result of either unique or unplanned events including the following, when applicable: (i) restructuring and related costs; (ii) impairment charges; (iii) gain or loss on legal settlement, net of related transaction costs; (iv) retroactive impacts of certain tax settlements; (v) significant effects of tax legislation and judicial or administrative interpretation of tax regulations; (vi) gain or loss on equity investments; and (vii) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. It is difficult to estimate the amount or timing of these items in advance. Restructuring and impairment charges result from events, which arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods. In the case of legal settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Similarly, the retroactive impacts of certain tax settlements and significant effects of retroactive tax legislation are unique events that occur in periods that are generally unrelated to the level of business activity to which such settlement or legislation applies.  We believe this limits comparability with prior periods and that these expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. Whether we realize gains or losses on equity investments is based primarily on the performance and market value of those independent companies. Accordingly, we believe that these gains and losses do not reflect the underlying performance of our continuing operations. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance both with these amounts included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.

Note C: Stock-Based Compensation Related Items. We provide non-GAAP information relative to our expense for stock-based compensation and related payroll tax. We began to include stock-based compensation expense in our GAAP financial measures in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), in January 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of stock-based compensation, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies. Further, we believe that excluding stock-based compensation expense allows for a more accurate comparison of our financial results to previous periods during which our equity-based awards were not required to be reflected in our income statement. Stock-based compensation is very different from other forms of compensation. A cash salary or bonus has a fixed and unvarying cash cost. For example, the expense associated with a $10,000 bonus is equal to exactly $10,000 in cash regardless of when it is awarded and who it is awarded by. In contrast, the expense associated with an award of an option for 1,000 shares of stock is unrelated to the amount of compensation ultimately received by the employee; and the cost to the company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time and that does not reflect any cash expenditure by the company because no cash is expended. Furthermore, the expense associated with granting an employee an option is spread over multiple years unlike other compensation expenses which are more proximate to the time of award or payment. For example, we may be recognizing expense in a year where the stock option is significantly underwater and is not going to be exercised or generate any compensation for the employee. The expense associated with an award of an option for 1,000 shares of stock by us in one quarter may have a very different expense than an award of an identical number of shares in a different quarter. Finally, the expense recognized by us for such an option may be very different than the expense to other companies for awarding a comparable option, which makes it difficult to assess our operating performance relative to our competitors. Similar to stock-based compensation, payroll tax on stock option exercises is dependent on our stock price and the timing and exercise by employees of our stock-based compensation, over which our management has little control, and as such does not correlate to the operation of our business. Because of these unique characteristics of stock-based compensation and the related payroll tax, management excludes these expenses when analyzing the organization’s business performance. We also believe that presentation of such non-GAAP information is important to enable readers of our financial statements to compare current period results with periods prior to the adoption of FASB ASC Topic 718.

Note D: Non-GAAP Net Income Per Share Items. We provide basic non-GAAP net income per share and diluted non-GAAP net income per share. The basic non-GAAP net income per share amount was calculated based on our non-GAAP net income and the weighted-average number of shares outstanding during the reporting period. The diluted non-GAAP income per share included additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Juniper Networks, Inc.
Preliminary Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$1,723,949	$1,604,723
Short-term investments	592,679	570,522
Accounts receivable, net of allowances	402,934	458,652
Deferred tax assets, net	209,560	196,318
Prepaid expenses and other current assets	67,858	48,744

Total current assets	2,996,980	2,878,959
Property and equipment, net	457,957	455,651
Long-term investments	450,450	483,505
Restricted cash	55,391	53,732
Purchased intangible assets, net	12,672	13,834
Goodwill	3,658,602	3,658,602
Long-term deferred tax assets, net	9,784	10,555
Other long-term assets	36,899	35,425

Total assets	$7,678,735	$7,590,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$230,330	$242,591
Accrued compensation	156,704	176,551
Accrued warranty	37,828	38,199
Deferred revenue	619,968	571,652
Income taxes payable	60,903	34,936
Accrued litigation settlements	—	169,330
Other accrued liabilities	149,419	142,526

Total current liabilities	1,255,152	1,375,785
Long-term deferred revenue	169,920	181,937
Long-term income tax payable	92,576	170,245
Other long-term liabilities	39,764	37,531
Commitments and contingencies
Juniper Networks stockholders’ equity:
Common stock, $0.00001 par value	5	5
Additional paid-in capital	9,267,584	9,060,089
Accumulated other comprehensive loss	(4,466)	(1,433)
Accumulated deficit	(3,143,924)	(3,236,525)

Total Juniper Networks stockholders’ equity	6,119,199	5,822,136
Noncontrolling interest	2,124	2,629

Total equity	6,121,323	5,824,765

Total liabilities and stockholders’ equity	$7,678,735	$7,590,263

Juniper Networks, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Consolidated net income (loss)	$164,610	$(4,460)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	35,269	37,536
Stock-based compensation	40,561	33,562
Loss on equity investments	—	1,686
Excess tax benefits from share-based compensation	(20,520)	(3,110)
Deferred income taxes	(12,471)	48,438
Changes in operating assets and liabilities:
Accounts receivable, net	55,718	68,012
Prepaid expenses and other assets	(11,150)	8,312
Accounts payable	(14,125)	(39,224)
Accrued compensation	(19,847)	(31,720)
Accrued litigation settlements	(169,330)	—
Income tax payable	(1,088)	19,307
Other accrued liabilities	4,620	3,442
Deferred revenue	36,299	22,084

Net cash provided by operating activities	88,546	163,865
Cash flows from investing activities:
Purchases of property and equipment, net	(37,807)	(34,226)
Purchases of trading investments	(1,245)	—
Purchases of available-for-sale investments	(447,716)	(109,290)
Proceeds from sales of available-for-sale investments	224,514	62,401
Proceeds from maturities of available-for-sale investments	235,960	16,850
Changes in restricted cash	(1,550)	—
(Purchases of) proceeds from minority equity investments, net	(4,773)	1,013

Net cash used in investing activities	(32,617)	(63,252)
Cash flows from financing activities:
Proceeds from issuance of common stock	118,920	22,628
Purchases and retirement of common stock	(76,225)	(119,846)
Net proceeds from customer financing arrangements	2,082	(20,606)
Excess tax benefits from share-based compensation	20,520	3,110
Return of capital to noncontrolling interest	(2,000)	—

Net cash provided by (used in) financing activities	63,297	(114,714)

Net increase (decrease) in cash and cash equivalents	119,226	(14,101)
Cash and cash equivalents at beginning of period	1,604,723	2,019,084

Cash and cash equivalents at end of period	$1,723,949	$2,004,983

Juniper Networks, Inc.
Cash, Cash Equivalents, Trading, and Available-For-Sale Investments
(in thousands)
(unaudited)

	March 31, 2010	December 31, 2009

Cash and cash equivalents	$1,723,949	$1,604,723
Short-term investments	592,679	570,522
Long-term investments	450,450	483,505

Total	$2,767,078	$2,658,750